Exhibit 99.1

CONTACT:

Investors

PondelWilkinson Inc.

Laurie Berman

310-279-5962

lberman@pondel.com

BRENT ROSENTHAL NAMED NON-EXECUTIVE CHAIRMAN OF RENTRAK’S BOARD OF

DIRECTORS; BILL LIVEK NAMED VICE CHAIRMAN

-- Paul Rosenbaum to Retire from Board --

PORTLAND, Ore., July 11, 2011 – Rentrak Corporation (NASDAQ: RENT), a leader in multi-screen media measurement serving the advertising, television and entertainment industries, announced that Brent Rosenthal has been named to succeed Paul Rosenbaum as Non-Executive Chairman of Rentrak’s Board of Directors upon Rosenbaum’s retirement later this year. Rosenthal is currently Rentrak’s Vice Chairman. Bill Livek, Rentrak’s Chief Executive Officer, will become the Board’s new Vice Chairman. These changes take effect at Rentrak’s annual meeting of shareholders on August 24, 2011 and were first announced in the company’s 8-K filing with the Securities and Exchange Commission on June 30, 2011.

Rosenthal, a highly respected member of the investment and business communities, and a partner in affiliates of W.R. Huff Asset Management, has served on Rentrak’s board since 2008. Livek joined Rentrak as Chief Executive Officer in June 2009 from Experian Marketing Services. Rosenbaum served as Chairman and CEO of Rentrak from 2000 to 2009 and as Non-Executive Chairman since 2009.

“Brent has played an important role in securing Rentrak’s position as the leading provider of consumer entertainment behavioral databases across all digital media screens,” said Livek. “Brent and I would like to offer our sincerest gratitude to Paul for his many years of dedicated service to Rentrak. Paul was instrumental in the company’s diversification from a provider of home video products to a trusted partner in media analytics across all forms of entertainment. We wish Paul happiness in the next chapters of his life.”

Brent Rosenthal Named Non-Executive Chairman Of Rentrak’s Board Of Directors;

Bill Livek Named Vice Chairman

July 11, 2011

About Rentrak Corporation

Rentrak (NASDAQ: RENT) is a global digital media measurement and research company, serving the most recognizable companies in the entertainment industry. With a reach across numerous platforms including box office, multi-screen television, and home video, Rentrak has developed more efficient metrics to be used as database currencies for the evaluation and selling of media. Rentrak is headquartered in Portland, Oregon, with additional U.S. and international offices. For more information on Rentrak, please visit www.rentrak.com.

RENTF

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